Amendment No. 1 dated October 4, 2010 to	Filed pursuant to Rule 424(b)(3)
PRICING SUPPLEMENT NO. 542 dated September 29, 2010	Registration Statement No. 333-164694
to Prospectus Supplement and Prospectus dated February 4, 2010 relating to the Eksportfinans ASA U.S. Medium Term Note Program

$500,000,000.00 Floating Rate Notes due October 7, 2013

     This Amendment No. 1 to Pricing Supplement No. 542 dated September 29, 2010 (the Pricing Supplement) and filed with the Securities and Exchange Commission on October 1, 2010 is being filed solely for the purpose of designating Citibank, N.A. as the Calculation Agent in respect of the $500,000,000.00 Floating Rate Notes due October 7, 2013 (CUSIP: 282649BY7; ISIN: US282649BY75) rather than J.P. Morgan Securities Ltd. as indicated in the Pricing Supplement and amending the date for the commencement of interest payments. The following amendments reflect this designation:

  On page P-2, “Interest Payment Dates” is amended to replace “January 7, 2010” with “January 7, 2011”.

  On page P-2, the “Calculation Agent” is amended from “J.P. Morgan Securities Ltd.” to “Citibank, N.A.”.

  On page P-4 under “Additional Information—Calculation Agent”, the text under the subheading “Calculation Agent” is replaced in its entirety with the following:

  “We have initially appointed Citibank, N.A. as Calculation Agent for the purpose of determining the Reference Rate and the rate applicable to any overdue payment of the Redemption Amount. Unless there is manifest error, these determinations by the Calculation Agent shall be final and binding on us and the holders of the notes. According to the terms of the Agency Agreement between Eksportfinans ASA and Citibank, N.A., the Calculation Agent will notify the Issuer, Agent and Trustee of the occurrence or non-occurrence of any event, calculation and/or determination as soon as possible.

  Investors may obtain information at any time regarding the calculation of the Reference Rate as published on Reuters Screen LIBOR01 Page by contacting the Calculation Agent. Upon request, the Calculation Agent will provide a written statement to an investor showing how the Redemption Amount per U.S. $100,000.00 of the Principal Amount of the notes was calculated. Requests to the calculation agent should be addressed to:

  Citibank, N.A.
  1 North Wall Quay
  Dublin 1
  Ireland
  Attention: Citibank, N.A. (rate.fixing@citi.com)”

     Other than as stated above, this Amendment No. 1 does not amend, update or restate the information in any other term or section of the Pricing Supplement.

     You should read this Amendment No. 1 to Pricing Supplement No. 542 together with the Pricing Supplement and the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010. You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

  Pricing Supplement No. 542 dated September 29, 2010:
  http://www.sec.gov/Archives/edgar/data/700978/000089109210004212/e40282_424b5.htm

  Prospectus Supplement and Prospectus dated February 4, 2010:
  http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm